UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2017

ISLE OF CAPRI CASINOS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-20538	41-1659606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Emerson Road, Suite 300, St. Louis, Missouri (Address of principal executive offices)	63141 (Zip Code)

(314) 813-9200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.245)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

Isle of Capri Casinos, Inc. (“Isle”) held its Special Meeting of Shareholders on January 25, 2017. The following is a summary of the matters voted on at that meeting.

(1)  Eldorado Merger Agreement:  The shareholders voted to adopt the Agreement and Plan of Merger, dated as September 19, 2016 (the “Merger Agreement”), among Isle, Eldorado Resorts, Inc. (“ERI”), Eagle I Acquisition Corp. and Eagle II Acquisition Company LLC and to approve the merger of Isle with and into a wholly owned subsidiary of ERI where Isle will survive as a wholly owned subsidiary of ERI (the “First Step Merger”).  The number of shares cast in favor and against, and the number of abstentions and broker non-votes were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
34,893,436	21,332	291,778	—

(2)  Advisory Vote on Executive Compensation:  The shareholder vote on this proposal was non-binding and advisory. The proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable  to Isle’s named executive officers in connection with the merger contemplated by the Merger Agreement was approved.  The number of shares cast in favor and against, and the number of abstentions and broker non-votes were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
34,829,752	109,098	267,696	—

In connection with the Special Meeting, Isle also solicited proxies with respect to a proposal to approve one or more adjournments of the Special Meeting if appropriate to solicit additional proxies if there were insufficient votes to adopt the Merger Agreement and approve the First Step Merger at the time of the Special Meeting.  The adjournment proposal was withdrawn and not submitted to the shareholders of Isle for approval at the meeting because Isle shareholders voted to adopt the Merger Agreement and approve the First Step Merger, as disclosed above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ISLE OF CAPRI CASINOS, INC.

Date: January 26, 2017	By:	/s/ Edmund L. Quatmann, Jr.
	Name:	Edmund L. Quatmann, Jr.
	Title:	Chief Legal Officer and Secretary